As filed with the Securities and Exchange Commission on May 17, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US FOODS HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	26-0347906
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9399 W. Higgins Road, Suite 100
Rosemont, Illinois	60018
(Address of Principal Executive Offices)	(Zip Code)

US FOODS HOLDING CORP. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Martha Ha, Esq.

US Foods Holding Corp.

9399 W. Higgins Road, Suite 100

Rosemont, Illinois 60018

Telephone: (847) 720-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of US Foods Holding Corp. (the “Company” or the “Registrant”) reserved for issuance under the US Foods Holding Corp. Amended and Restated Employee Stock Purchase Plan (as amended and restated, the “ESPP”) under the Securities Act of 1933, as amended (the “Securities Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2023, filed with the Commission on February 15, 2024;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2024, filed with the Commission on May 9, 2024;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on February 29, 2024, May 2, 2024 and May 17, 2024; and

(d)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A as filed under the Exchange Act on May 23, 2016, including any amendments or reports filed thereunder that update or otherwise modify such descriptions, including the Description of Securities in Exhibit 4.7 of the Company’s Form 10-K for the year ended January 2, 2021.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Martha Ha, EVP, General Counsel and Corporate Secretary of the Registrant, has rendered an opinion as to the validity of the Common Stock being registered by this Registration Statement. Ms. Ha is an employee of the Registrant and is eligible to participate in the ESPP. Ms. Ha beneficially owns or has rights to acquire less than one percent of the Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law, as amended (the “DGCL”), allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of the Registrant’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Registrant’s Amended and Restated Bylaws (the “Bylaws”) or any agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, the Registrant shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors of the Registrant pursuant to the applicable terms set forth in the Bylaws. Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Certificate of Incorporation contains provisions that eliminate, to the maximum extent permitted by the DGCL, the liability of the Registrant’s directors for monetary damages for breach of their fiduciary duties as directors. The Certificate of Incorporation provides that the Registrant must indemnify and advance expenses to its directors to the fullest extent permitted by the DGCL, provided that, subject to certain conditions set forth in the Bylaws, the Registrant will not be obligated to indemnify or advance expenses to a director of the Registrant in respect of any action, suit or proceeding (or part thereof) unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors of the Registrant. The Bylaws further provide that, to the fullest extent permitted by the DGCL and other applicable law, the Registrant (i) must indemnify its officers and any director or officer of the Registrant who is party to or is threatened to be made party to any action, suit or proceeding by reason of the fact that he or she is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee, manager or agent of another corporation or enterprise and (ii) may indemnify any present or former employee or agent of the Registrant. The Bylaws also expand upon the Certificate of Incorporation by permitting the Registrant to advance expenses incurred by an officer of the Registrant in defending any proceeding, provided that such officer repay the advanced amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant.

The Bylaws provide that the Registrant will purchase and maintain standard policies of insurance that provide coverage to its directors and officers (or any person serving at the request of the Registrant as a director of officer of another corporation or enterprise) against any liability incurred by him or her or on his or her behalf arising out of his or her status as a director or officer, regardless of whether the Registrant would otherwise have the power to indemnify such person against such liability pursuant to the Bylaws.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of US Foods Holding Corp., effective as of May 18, 2023 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on May 18, 2023).
4.2	Amended and Restated Bylaws of US Foods Holding Corp., effective as of November 2, 2022 (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on November 7, 2022).
4.3	Description of Securities of US Foods Holding Corp. (incorporated herein by reference to Exhibit 4.7 to the Annual Report on Form 10-K filed with the SEC on February 16, 2021).
5.1*	Opinion of Martha Ha, Esq.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Martha Ha, Esq. (included as part of Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature pages to this Registration Statement).
99.1	US Foods Holding Corp. Amended and Restated Employee Stock Purchase Plan (incorporated by reference to Appendix B to the Definitive Proxy Statement on Schedule 14A filed with the Commission on April 2, 2024).
107	Filing Fee Table.

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosemont, State of Illinois, on this 17th day of May, 2024.

US FOODS HOLDING CORP.

By	/s/ Martha Ha
Martha Ha
EVP, General Counsel and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Dirk J. Locascio and Martha Ha, and each or any one of them, as the undersigned’s true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ David E. Flitman	Chief Executive Officer (Principal Executive Officer) and Director	May 17, 2024
David E. Flitman

/s/ Dirk J. Locascio	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 17, 2024
Dirk J. Locascio

/s/ Robert M. Dutkowsky	Director, Chairman of the Board	May 17, 2024
Robert M. Dutkowsky

/s/ Cheryl A. Bachelder	Director	May 17, 2024
Cheryl A. Bachelder

/s/ Marla Gottschalk	Director	May 17, 2024
Marla Gottschalk

/s/ Sunil Gupta	Director	May 17, 2024
Sunil Gupta

/s/ Carl Andrew Pforzheimer	Director	May 17, 2024
Carl Andrew Pforzheimer

/s/ Quentin Roach	Director	May 17, 2024
Quentin Roach

/s/ David M. Tehle	Director	May 17, 2024
David M. Tehle

/s/ Ann E. Ziegler	Director	May 17, 2024
Ann E. Ziegler